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                                                                   Exhibit 10.17


                              PHOENIX DUFF & PHELPS

                        NONQUALIFIED PROFIT-SHARING PLAN

                            Effective January 1, 1997

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             PHOENIX DUFF & PHELPS NONQUALIFIED, PROFIT-SHARING PLAN

                                   ARTICLE I

                        NAME, PURPOSE AND EFFECTIVE DATE

         1.01 Name and Purpose. The Plan set forth herein shall be known as the "Nonqualified Profit-Sharing Plan." The Plan has been established and maintained solely to provide a means to the Company to attract and retain officers and other key employees by providing certain benefits that cannot be provided under certain tax-qualified plans maintained by the Company.

         1.02 Effective Date and Eligible Employees. This Plan is adopted effective January 1, 1997. The Plan shall only apply to individuals who are eligible to participate in accordance with Article III.

                                   ARTICLE II

                                   DEFINITIONS

         Wherever used in this Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

         2.01 "Adjustments to Accounts" means the credits or debits to a Participant's Account determined in accordance with Section 4.03 of this Plan.

         2.02 "Account" means the balance of a Participant's account under the Profit-Sharing Plan.

         2.03 "Beneficiary" means the person, persons or entity, including one or more trusts, last designated by a Participant on a form supplied and accepted by the Plan Administrator as a beneficiary, co-beneficiary, or contingent beneficiary to receive benefits payable under the Plan in the event of the death of the Participant. In the absence of any such designation, the Beneficiary shall be the Participant's spouse or, if there is no spouse, the Participant's estate.

         2.04 "Code" means the Internal Revenue Code of 1986, as amended.

         2.05 "Company" means Phoenix Duff & Phelps Corporation.

         2.06 "Earnings" with respect to any Participant, except as provided below, means such Participant's annual base salary. With respect to any Participant who is a Phoenix Equity Planning Corporation Regional Representative or an Institutional Investments Sales Representative, Earnings means such Participant's wages as reportable

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on Internal Revenue Service Form W-2 pursuant to Section 3401(a) of the Code which defines wages for purposes of income tax withholding; however, the determination of such Participants' Earnings shall be made by excluding overtime pay, distributions from a plan of deferred compensation, commissions, overrides on commissions, starting and training allowances, bonuses that are both discretionary with the Participant's manager and not calculated with reference to sales performance, imputed income, incentive compensation paid under any plan maintained by the Company and any other extraordinary or nonrecurring type of compensation. The determination of Earnings shall be made by including salary reduction contributions made on behalf of any Participant to the Savings and Investment Plan or to any cafeteria plan maintained by the Company pursuant to
Section 125 of the Code.

         2.07 "Employee" means any person who is employed on an hourly or salaried basis by the Company except for the following:

                  (a) Employees of Phoenix Equity Planning Corporation or Phoenix Investment Counsel, Inc. who are not officers duly elected by the Board of Directors as certified by the Secretary of such corporation;

                  (b) Non-Benefits Employees;

                  (c) Leased employees within the meaning of Code Sections 414(n)(2) and 414(o)(2); and

                  (d) Non-resident aliens.

         2.08 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         2.09 "Investment Funds" means the funds held under the Profit Sharing Plan trust, as specified in Exhibit A to the Profit Sharing Plan, as the same may, from time to time, be changed by action of the Company.

         2.10 "Named Fiduciary" means the Company. The Company has authority to appoint or designate such other person, persons and entities as fiduciaries as it deems necessary and appropriate to ensure the proper management and administration of the Plan. The Company may delegate to such fiduciaries any or all duties and responsibilities. Any such appointment or designation shall be in writing and shall stipulate the duties and responsibilities of such fiduciaries with respect to the Plan.

         2.11 "Non-Benefits Employee" means any Employee designated by the Employer as a 'Non-Benefits Employee' and any individual that the Employer considers to be an independent contractor, regardless of whether such individual may be determined to be an Employee by administrative, judicial or other decision.


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         2.12 "Nonqualified Profit-Sharing Account" means the book account established on behalf of a Participant under Article IV of this Plan.

         2.13 "Nonqualified Profit-Sharing Benefit" means the amount determined in accordance with the provisions of Article IV of this Plan.

         2.14 "Nonqualified Profit-Sharing Credits" means the amounts determined in accordance with the provisions of Section 4.02 of this Plan.

         2.15 "Participant" means any Employee who meets the eligibility requirements of Article III or has earned a benefit under this Plan even if he or she no longer is eligible to earn additional benefits hereunder.

         2.16 "Plan" means the Phoenix Duff Phelps Nonqualified Profit-Sharing Plan.

         2.17 "Plan Administrator" means the Company or the person designated as such by the Company.

         2.18 "Plan Year" means the calendar year.

         2.19 "Profit-Sharing Contribution" means the contribution made by the Employer to the Profit-Sharing Plan.

         2.20 "Profit-Sharing Plan" means the Phoenix Duff Phelps Profit-Sharing Plan, a tax-qualified retirement plan maintained by the Company.

         2.21 "Savings and Investment Plan" means the Phoenix Home Life Mutual Insurance Company Savings and Investment Plan, a tax-qualified retirement plan in which the Company participates as a multiple employer within the meaning of
Section 413(c) of the Code.

                                  ARTICLE III

                                  PARTICIPATION

         3.01 Participation. With respect to any Plan Year, if the Profit-Sharing Contribution to the Profit-Sharing Plan for such Plan Year on behalf of an Employee is limited by reason of the maximum limit on Earnings permitted to be taken into account under the Profit-Sharing Plan pursuant to Code Section 401(a)(17), such Employee shall become a Participant in this Plan.


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                                   ARTICLE IV

                       NONQUALIFIED PROFIT-SHARING BENEFIT

         4.01 Nonqualified Profit-Sharing Benefit. A Participant's Nonqualified Profit-Sharing Benefit shall be equal to the sum of the Participant's Nonqualified Profit-Sharing Credits determined pursuant to Section 4.02 and the Adjustments to Accounts determined pursuant to Section 4.03.

         4.02 Nonqualified Profit-Sharing Credits. A Participant's Nonqualified Profit-Sharing Credits for any Plan Year shall consist of a percentage of the Participant's Earnings for such Plan Year in excess of the limitation contained in Code Section 401(a)(17) equal to the percentage of Earnings that the Company has contributed as a Profit-Sharing Contribution to the Profit-Sharing Plan for such Plan Year. If the Company does not make a Profit-Sharing Contribution to the Profit-Sharing Plan for any Plan Year, no amount shall be credited to any Participant under this Plan for such Plan Year.

         4.03 Adjustments to Account. All credits under Section 4.02 with respect to any Plan Year shall be made to the Participant's Nonqualified Profit-Sharing Account on the date when the Company makes its Profit-Sharing Contribution to the Profit-Sharing Plan for such Plan Year. In addition, the Plan Administrator will adjust each Participant's Nonqualified Profit Sharing Account on a daily basis by an amount equal to the amount of any adjustment that would have been made had the Participant's credits under Section 4.02 been allocated and proportionately invested in the Investment Fund or Funds designated by the Participant for the investment of the Participant's Profit-Sharing Contributions under the Profit-Sharing Plan; reduced, however, at the Company's discretion, by an amount equal to the estimated income taxes, if any, payable by the Company on such adjustment, based on the Company's highest tax rate on its net taxable income for the Plan Year in which such adjustment is made. In the event of a transfer by a Participant of all or a portion of his or her Account under the Profit Sharing Plan from one Investment Fund to another, credits made to the Participant's Nonqualified Profit-Sharing Account under
Section 4.02 shall simultaneously be adjusted to reflect a corresponding change in Investment Funds.

         4.04 Value of Nonqualified Profit-Sharing Benefit. The value of any Nonqualified Profit-Sharing Benefit at any point in time shall be equal to the single-sum cash value of the Participant's Nonqualified Profit-Sharing Account as of the date of determination.

         4.05 Payment of Nonqualified Profit-Sharing Benefit. A Participant's Nonqualified Profit-Sharing Benefit shall be paid in a single lump sum as soon as practicable following the Participant's termination of employment.


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         4.06 Nonqualified Profit-Sharing Death Benefit. Upon the death of a
Participant, the single-sum cash value of the Participant's Nonqualified Profit-Sharing Benefit, determined as of the date of distribution, shall be distributed to the Participant's Beneficiary in a single lump sum.

         4.07 Hardship Withdrawals. Upon the approval of the Plan Administrator, a Participant may withdraw all or a portion of the balance of the Participant's Nonqualified Profit-Sharing Account before the Participant's termination of employment; provided, however, that such withdrawal is made on account of a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The purchase of a home or the payment of tuition or other education expenses do not constitute financial hardships under this Section 4.07.

                                   ARTICLE V

                                     FUNDING

         5.01 Funding. The Company shall be under no obligation to establish a fund or reserve in order to pay the benefits under the Plan. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor, against the Company with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or Beneficiary hereunder.

                                   ARTICLE VI

                               CLAIMS FOR BENEFITS

         6.01 Claims Procedure. Claims for benefits under the Plan may be filed with the Plan Administrator on forms supplied by the Plan Administrator. Written notice of the disposition of a claim shall be furnished to the claimant within ninety (90) days after the application is filed. In the event the claim is denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. In addition, the claimant shall be furnished with an explanation of the Plan's claims review procedure. If notice of the denial of a claim is not furnished to an Employee in accordance with this Section within a reasonable period of time, such Employee's claim shall be deemed denied. The Employee will then be permitted to proceed to the review stage described in Section 6.02.


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         6.02 Claims Review Procedure. Any Employee, former Employee, or
Beneficiary of either, who has been denied a benefit by a decision of the Plan Administrator pursuant to Section 6.01 shall be entitled to request the Plan Administrator to give further consideration to his or her claim by filing with the Plan Administrator (on a form which may be obtained from the Plan Administrator) a request for review. Such request, together with a written statement of the reasons why the claimant believes his or her claim should be allowed, shall be filed with the Plan Administrator no later than sixty (60) days after receipt of the written notification provided for in Section 6.01. If such request is so filed, the claimant or the claimant's representative shall have an opportunity to review all documents in the possession of the Plan Administrator which are pertinent to the claim at issue and its disallowance and submit issues and comments in writing within sixty (60) days after receipt of the written notification provided for in Section 6.01. A final decision as to the allowance of the claim shall be made by the Plan Administrator within sixty
(60) days of receipt of the request for review (unless there has been an extension of sixty (60) days due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant within the sixty (60) day period). Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. If the Plan Administrator's decision on review is not furnished to such Employee within the time limitations described herein, the claim shall be deemed denied on review.

         6.03 Receipt and Release for Payments. Any payment to any Participant, or to such Participant's legal representative or Beneficiary, in accordance with the provisions of this Plan, shall be in full satisfaction of all claims hereunder against the Company. The Plan Administrator may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as the Plan Administrator shall determine. If the Plan Administrator shall receive evidence satisfactory to the Plan Administrator that any payee under this Plan is a minor, or is legally, physically, or mentally incompetent to receive and to give valid release for any payment due him or her under this Plan, any such payment, or any part thereof, may, unless claim therefor shall have been made to the Plan Administrator by a duly appointed executor, administrator, guardian, committee, or other legal representative of such payee, be paid by the Plan Administrator to such payee's spouse, child, parent or other blood relative, or to any person, persons or institutions deemed by the Plan Administrator to have incurred expense for or on behalf of such payee, and any payment so made shall, to the extent thereof, be in full settlement of all liability in respect of such payee. If a dispute arises as to the proper recipient of any payments, the Plan Administrator in its sole discretion may withhold or cause to be withheld such payments until the dispute shall have been determined by a court of competent jurisdiction or shall have been settled by the parties concerned.

         6.04 Lost or Unknown Participants. If any benefits payable under this Plan to a Participant, or to such Participant's legal representative or Beneficiary, cannot be paid by reason that such person cannot be located for three (3) years after reasonable efforts have been made to locate such person, the Plan Administrator may declare such benefits forfeited and return such benefits to the Company; provided, however, that in the event such Participant, or such Participant's legal representative or Beneficiary, is subsequently located or files a claim for benefits, such amount plus interest shall be reinstated to the Participant's Nonqualified Profit-Sharing Account for the benefit of such Participant, or such Participant's legal representative or Beneficiary, as the case may be.

                                  ARTICLE VII

                                  MISCELLANEOUS

         7.01 Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a Contract of employment between the Company and any Participant or Employee, or as a right of any such Participant or Employee to be continued in the employment of the Company, or as a limitation on the right of the Company to deal with any Participant or Employee, as to their hiring, discharge, layoff, compensation, and all other conditions of employment in all respects as though this Plan did not exist.


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         7.02 Rights Under Profit Sharing Plan. Nothing in this Plan shall be construed to limit, Broaden, restrict, or grant any right to a Participant, Employee, surviving spouse or any Beneficiary thereof under the Profit-Sharing Plan, nor to grant any additional rights to any such Participant, Employee, surviving spouse or Beneficiary thereof under the repeal or otherwise affect the Profit-Sharing Plan, nor in any way to limit, modify, Company's right to amend or modify the Profit-Sharing Plan.

         7.03 Amendments/Termination. The Company reserves the right to make from time to time amendments to or to terminate this Plan by vote duly adopted by the Named Fiduciary; provided, however, that no such amendment or termination shall cause a reduction or cessation of the Nonqualified Profit-Sharing Benefit of any Participant earned prior to the adoption of such vote of amendment or termination.

         7.04 Nonassignability. The benefits payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized, except to the extent required by applicable law.

         7.05 Plan Administration. The Plan shall be operated and administered by the Plan Administrator or its duly authorized representative who shall have full and exclusive authority to determine all questions of eligibility to participate in and receive benefits under this Plan and to construe the terms of this Plan.

         7.06 Successor Company. In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which a successor to all or a major portion of the Company's property or business shall continue the Plan, and the successor shall have all of the power, duties and responsibilities of the Company under the Plan.

         7.07 Governing Law. This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Connecticut.

         IN WITNESS WHEREOF, this Plan has been executed as of the 1st day of January, 1997.



                                      By: /s/ William R. Moyer
                                          --------------------------
                                          Title: Senior Vice President and
                                                 Chief Financial Officer


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